                                                                   EXHIBIT 11.3


                         Caribiner International, Inc.
      Computation of Supplementary Pro Forma Net Income Per Common Share
                       For the Nine Months Ended June 30

                                                      1996            1995
                                                  ------------    ------------
Weighted average common stock outstanding
     during the period (1)                           3,746,987       2,588,689
Common stock issued to repay current &
     long-term indebtedness (2)                        967,999       1,617,267
Conversion of Convertible Note into shares
     of Series A Preferred stock and the
     subsequent conversion of such shares into
     shares of common stock                          2,055,000       2,055,000
Conversion of all outstanding shares of
     Series A Preferred stock and Series B
     Preferred stock into shares of common stock     1,541,250       1,541,250
Exercise of warrants                                   534,505         534,505
Effect of exercise of warrants computed in
     accordance with the treasury stock method         (99,441)        (99,441)
                                                  ------------    ------------


     Total weighted average common stock
          outstanding during the period              8,746,300       8,237,270
  ============    ============
Income (loss) before taxes                          $6,393,389       ($445,568)
Plus: reduction in interest expense from
     the conversion of the Convertible Note
     and repayment of all other indebtedness from
     proceeds of the initial public offering         1,915,871       2,480,885
                                                  ------------    ------------
Pro forma income before taxes                        8,309,260       2,035,317
Pro forma income tax expense                        (2,908,241)       (150,724)
                                                  ------------    ------------
Pro forma net income                                $5,401,019      $1,884,593
  ============    ============
Supplementary pro forma net income
     per common share                               $0.62           $0.23
  ============    ============


(1) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(2) Supplementary earnings per share reflects the number of shares of common stock upon consummation of the initial public offering used to repay current and long-term indebtedness as if such issuance had occurred at the beginning of each period presented.

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